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                                                                   EXHIBIT 10.18

                       QUOTA SHARE RETROCESSION AGREEMENT

                                 BY AND BETWEEN

                      PLATINUM UNDERWRITERS BERMUDA, LTD.

                                      and

                            PLATINUM RE (UK) LIMITED

                           DATED AS OF 27 MARCH, 2003

         This Quota Share Retrocession Agreement (this "Agreement"), is made by and between Platinum Underwriters Bermuda, Ltd., a Bermuda-domiciled insurance company (the "Retrocessionaire"), and Platinum Re (UK) Limited, a United Kingdom-domiciled insurance company (the "Retrocedant").

ARTICLE 1 - BUSINESS COVERED

Retrocedant hereby obligates itself to retrocede to the Retrocessionaire and the Retrocessionaire hereby obligates itself to accept a fifty-five percent (55%) quota share of the reinsurance and retrocession contracts underwritten by Retrocedant on or after the Effective Date (the "Reinsurance Contracts").

ARTICLE 2 -COMMENCEMENT AND TERMINATION

Subject to Article 14 (Security), this Agreement shall take effect and shall apply to all Reinsurance Contracts underwritten on or after 12:01 a.m. London time on the day following receipt by Retrocedant of permission from the Financial Services Authority under Part IV of the Financial Services and Markets Act 2000 to conduct reinsurance business in the United Kingdom (the "Effective Date"). It shall remain continuously in force but may be terminated by either party giving at least 90 days notice in writing to the other party or by Retrocedent in accordance with Article 14 (Security). Such Notice of cancellation shall apply in respect of the next succeeding year of account.

For the purposes of this agreement, each year of account shall apply to business attaching or resigned during the period commencing with the 1st January and ending with the following 31st December of each calendar year. Unless the Retrocedant elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Retrocessionaire, the Retrocessionaire shall remain liable hereunder for its pro rata share of the Retrocedant's liability under the Reinsurance Contracts until the expiration, cancellation or termination of all of the Retrocedant's liabilities under the Reinsurance Contracts.

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ARTICLE 3 - ORIGINAL CONDITIONS

All retrocessions assumed under this Agreement shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations, as the respective Reinsurance Contracts.

This Agreement is solely between the Retrocedant and the Retrocessionaire, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the Insolvency Article.

ARTICLE 4 - PREMIUMS AND COMMISSION

As premium for the reinsurance provided hereunder, the Retrocedant shall retrocede to the Retrocessionaire fifty-five percent (55%) of the net premium ceded to the Retrocedant under the Reinsurance Contracts. Net Premium is defined as Gross Premium ceded to the Retrocedant under the Reinsurance Contracts less:
(1) return premiums, (2) applicable ceding and other commissions, (3) brokerage,
(4) ceded reinsurance premium, (5) taxes, and (6) other expenses associated with underwriting.

Other expenses associated with underwriting shall be limited to a maximum of 10 percent (10%) of the Gross Premium ceded to the Retrocedant under the Reinsurance Contracts.

Gross Premium is defined as the total sum of all premiums associated with Reinsurance Contracts ceded to the Retrocedant, before any deductions.

ARTICLE 5 - TERRITORY

Coverage applies within the territorial limits of the Reinsurance Contracts covered hereunder.

ARTICLE 6 - INURING REINSURANCE

It is understood and agreed that when the Retrocedant warrants that it is in the best interest of the Retrocedant and the Retrocessionaire, Retrocedant may purchase facultative reinsurance and any other treaty reinsurance. The premium for said inuring reinsurance that inures to the benefit of the Retrocessionaire will be deducted from the premium hereunder. All reinsurance purchased by the Retrocedant inures to the benefit of the Retrocessionaire unless specifically noted in Addendum A.

ARTICLE 7 -LOSS AND LOSS EXPENSE

The Retrocessionaire shall be liable for fifty-five percent (55%) of all loss, loss adjustment expenses and other payment obligations as incurred by Retrocedant under the Reinsurance Contracts on and after the Effective Date.

ARTICLE 8 - REPORTS AND REMITTANCES

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The retrocedant shall render separately, quarterly statements of account, in arrears, in respect of each year of account, showing the total of all premiums, written, paid loss and loss adjustment expenses, allowances, commissions, and underwriting expenses relevant to that quarter. Such accounts shall be rendered, as soon as possible after the close of the relevant quarter with the balance payable within 45 days after the end of the respective quarter.

The retrocedant shall normally debit the retrocessionaire with their proportionate share of paid losses and loss adjustment expenses in the quarterly accounts rendered. The retrocedant may, however, at their discretion, request the retrocessionaire to make immediate payment for their proportion of any settled loss in excess of (pound)2 million for any one loss relating to this agreement; provided that the retrocessionaire shall have the right to deduct from any such payment any sums due to the retrocessionaire under this agreement for any agreement renewing or replacing this agreement.

In addition, the Retrocedant will furnish the Retrocessionaire a quarterly statement showing the unearned premium, the total reserves for outstanding losses including loss adjustment expense, a breakdown for paid and outstanding catastrophe losses and loss adjustment expense, and such other information as may be required by the Retrocessionaire for completion of its annual statements or other filings.

ARTICLE 9 - ACCESS TO RECORDS

The Retrocessionaire and its designated representatives shall have free access at any reasonable time to all records of the Retrocedant which pertain in any way to this Agreement.

ARTICLE 10 - ARBITRATION

All disputes and differences arising under or in connection with this Agreement shall be referred to arbitration under the Arbitration Rules of the A.I.D.A. Reinsurance and Insurance Arbitration Society of the UK ("ARIAS (UK)").

The Arbitration Tribunal shall consist of three arbitrators, one to be appointed by the Claimant, one to be appointed by the Respondent and the third to be appointed by the two appointed arbitrators.

The third member of the Tribunal shall be appointed as soon as practicable (and no later than 28 days) after the appointment of the two party-appointed arbitrators. The Tribunal shall be constituted upon the appointment of the third arbitrator.

The Arbitrators shall be persons (including those who have retired) with not less than ten years' experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

Where a Party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to appointment by ARIAS (UK) the Party or arbitrators in default may make such appointment.

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The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute. The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such order or directions.

The seat of arbitration shall be London.

ARTICLE 11 -INSOLVENCY

Where an Insolvency Event occurs in relation to the Retrocedant the following terms shall apply (and, in the event of any inconsistency between these terms and any other terms of this Agreement, these terms shall prevail):

(1) Notwithstanding any requirement in this Agreement that the Retrocedant shall actually make payment in discharge of its liability to its policyholder before becoming entitled to payment form the Retrocessionaire:

      (a) the Retrocessionaire shall be liable to pay the Retrocedant even though the Retrocedant is unable actually to pay, or discharge its liability to its policyholder, but;

      (b) nothing in this clause shall operate to accelerate the date for payment by the Retrocessionaire of any sum which may be payable to the Retrocedant, which sum shall only become payable as and when the Retrocedant would have discharged, by actual payment, its liability for its current net loss but for it being the subject of any Insolvency Event.

(2) The existence, quantum, valuation and date for payment of any sum which the Retrocessionaire are liable to pay the Retrocedant under this Agreement shall be those and only those for which the Retrocessionaire would be liable to the Retrocedant if the liability of the Retrocedant to its policyholder had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement, entered into between the Retrocedant and all or any part of its policyholder unless and until the Retrocessionaire serve written notice to the contrary on the Retrocedant in relation to any composition or scheme of arrangement.

(3) The Retrocessionaire shall be entitled (but not obliged) to set-off, against any sum which it may be liable to pay the Retrocedant, any sum for which the Retrocedant is liable to pay the Retrocessionaire.

An Insolvency Event shall occur if:

(A)   (i)   (in relation to (1), (2) and (3) above) a winding up petition is presented in respect of the Retrocedant or a provisional liquidation is appointed over it or if the Retrocedant goes into administration, administrative receivership or receivership or if the Retrocedant has a scheme of arrangement or voluntary arrangement proposed in relation to all or any part of its affairs; or

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      (ii)  (in relation to (1) above) if the Retrocedant goes into compulsory or voluntary liquidation;

or, in each case, if the Retrocedant becomes subject to any other similar insolvency process (whether under the laws of England and Wales or elsewhere) and the Retrocedant is unable to pay its debts as and when they fall due within the meaning of section 123 of the Insolvency Act 1986 (or any statutory amendment or re-enactment of that section).

ARTICLE 12 -OFFSET

The Retrocedant and the Retrocessionaire shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums, losses or otherwise.

ARTICLE 13 - ERRORS AND OMISSIONS

Any inadvertent delay, omission, error or failure made in connection with this Agreement shall not relieve either party hereto from any liability which would attach hereunder if such delay, omission, error or failure had not been made.

ARTICLE 14 - SECURITY

As a condition precedent to this Agreement, Retrocessionaire shall execute:

      A. the custody and investment accounting agreement with State Street Bank and Trust Company ("Custodian") in the form attached as
            Schedule 1 (the "Custody Agreement");

      B. the control agreement between Retrocedent, Retrocessionaire and Custodian in the form attached as Schedule 2 (the "Control Agreement");

      C. the discretionary investment advisory agreement with Alliance Capital Management L.P. ("Investment Manager") in the form attached as Schedule 3 (the "Investment Advisory Agreement"); and

      D. the security agreement, pursuant to which Retrocessionaire grants a continuing first priority security interest in collateral accounts established with Custodian pursuant to the Custody Agreement, in the form attached as Schedule 4 (the "Security Agreement").

Retrocessionaire undertakes to notify Retrocedent in writing immediately upon becoming aware of the occurrence of a Relevant Event under the Security Agreement. Upon becoming aware of any such Relevant Event, Retrocedent shall be entitled, upon notice in writing to Retrocessionaire, to terminate this Agreement with immediate effect. Upon termination, Retrocessionaire shall within seven days account to Retrocedent for all amounts owing to Retrocedent pursuant to this Agreement, and the provisions of Article 12 (Offset) shall apply.

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No delay by Platinum UK in enforcing its rights under this Agreement or other forbearance by Platinum UK shall be taken to be a waiver of such rights.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

      A. Severability. If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

      B. Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

      C. Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      D. Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

      E. Amendments; Entire Agreement. This Agreement may be amended only by written agreement of the parties. This Agreement together with the Custody Agreement, the Control Agreement, the Investment Advisory Agreement and the Security Agreement supersede all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

      F. Governing Law. This Agreement shall be governed by the laws of England.

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ARTICLE 16 -

This contract replaces the earlier one signed on November 22, 2002

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        Platinum Underwriters Bermuda, Ltd.

                                        By: /s/ Francois Bertrand
                                            -----------------------------------
                                            Name: Francois Bertrand
                                            Title: Senior Vice President

                                        Platinum Re (UK) Limited

                                        By: /s/ Tom Mahoney
                                            ------------------------------------
                                            Name: Tom Mahoney
                                            Title: Managing Director

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                     Addendum A to the Quota Share Agreement
              by and between Platinum Underwriters Bermuda Limited
                          and Platinum Re (UK) Limited

25% Quota Share of Business Classified by the Retrocedant as International Property Catastrophe Excess of Loss Business covering the Retrocedant's participation in programmes providing coverage for losses occurring in the United Kingdom and Eire.

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